Exhibit 4.5

AMENDMENT NO. 2

TO

THE LINCOLN ELECTRIC COMPANY

EMPLOYEE SAVINGS PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010)

The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 2 to The Lincoln Electric Company Employee Savings Plan (As amended and restated effective January 1, 2010) (the “Plan”), effective as of January 1, 2012.

I.

Section 1.1 of the Plan is hereby amended by inserting a new Section 1.1(3A), immediately following Section 1.1(3) of the Plan, to read as follows:

“(3A) Automatic Salary Reduction Agreement. An arrangement under the Plan which an Employee is deemed to have entered into and pursuant to which the Employee is deemed to have agreed to reduce, or forego an increase in, his Base Compensation and his Employer agrees to contribute to the Trust the amount so reduced or foregone as a Before-Tax Contribution.”

II.

The second sentence of Section 1.1(4) of the Plan is hereby amended in its entirety to read as follows:

“Unless otherwise indicated herein, an Employee’s Base Compensation shall be calculated prior to any reduction thereof made pursuant to a Salary Reduction Agreement or an Automatic Salary Reduction Agreement, as applicable, under the Plan, pursuant to any agreement under section 125 of the Code or as a result of ‘deemed 125 compensation’ within the meaning of Revenue Ruling 2002-27.”

III.

Section 1.1(25) of the Plan is hereby amended in its entirety to read as follows:

“(25) Enrollment Date. (a) With respect to elections to reduce Base Compensation, the first day of each month, (b) with respect to elections to reduce Bonus Compensation payable in December of a calendar year, the Wednesday immediately preceding each Thanksgiving Day, and (c) with respect to any other Bonus Compensation payable at any other time during a calendar year, the date designated by the Administrative Committee, provided that such date is no later than the day before the date that such Bonus Compensation is determined.”

IV.

Section 1.1 of the Plan is hereby amended by inserting a new Section 1.1(55A), immediately following Section 1.1(55) of the Plan, to read as follows:

“(55A) Self-Directed Investment Account. A self-directed investment account, as described in Section 5.1, that is an Investment Fund within the Trust.”

V.

Section 2.2 of the Plan is hereby amended in its entirety to read as follows:

“2.2 Commencement of Membership.

(1) Any Eligible Employee may enroll in the Plan for purposes of having his Employer make Before-Tax Contributions for him to the Trust on the Enrollment Date on which he is initially eligible or on any subsequent Enrollment Date by filing with the Administrative Committee at least 30 days (or such shorter period as the Committee shall determine) before such date an enrollment form prescribed by the Committee, which form shall include (a) the desired effective date of the Eligible Employee’s enrollment in the Plan, (b) his agreement commencing on or after the effective date to have his Employer make Before-Tax Contributions for him to the Trust, (c) his authorization to his Employer to withhold from his Base Compensation for each pay period and/or from his Bonus Compensation, commencing on or after such effective date, any designated Before-Tax Contributions and to pay the same to the Trust, and (d) his direction that the Before Tax Contributions and Employer Contributions, if any, made by or for him be invested (to the extent permitted under the Plan) in any one of the investment options permitted by Section 5.5. Notwithstanding the foregoing, an Eligible Employee who is employed by Vernon Tool Co., LTD on January 1, 2009 and who otherwise meets the requirements to participate in the Plan on such date may enroll in the Plan for purposes of having his Employer make Before-Tax Contributions for him to the Trust on February 1, 2009 or any Enrollment Date thereafter. An Eligible Employee who enrolls as provided in this Subsection (1) shall become a Member, if he is not otherwise a Member under the Plan.

(2) The following Employees shall be deemed to have enrolled as a Member for purposes of having his Employer make Before-Tax Contributions from his Base Compensation to the Trust pursuant to an Automatic Salary Reduction Agreement in accordance with the provisions of Section 2.2A:

(a) each Employee of The Lincoln Electric Company who is an Eligible Employee pursuant to Section 2.1 on a date in December 2011 designated by the Administrative Committee, and who as of such date does not have an affirmative election in effect under the Plan to have Before-Tax Contributions withdrawn from his Base Compensation and contributed to the Plan on his behalf; and

(b) each Employee of The Lincoln Electric Company who becomes (or again becomes) an Eligible Employee on or after January 1, 2012.

An Eligible Employee who is deemed to have enrolled pursuant to this Section 2.2(2) and Section 2.2A for purposes of having his Employer make Before-Tax Contributions from his Base Compensation may separately elect (but shall not be deemed to have elected) to enroll pursuant to Section 2.2(1) for purposes of having his Employer make Before-Tax Contributions from his Bonus Compensation.

(3) Notwithstanding the preceding provisions of this Section, an Eligible Employee who is not enrolled in the Plan as provided in Subsection (1) or Subsection (2) shall be eligible to have Qualified Nonelective Contributions or Profit Sharing Contributions, if any, made on his behalf and shall become a Member, if he is not otherwise a Member under the Plan, on the Enrollment Date on which he is initially eligible pursuant to Section 2.1.”

VI.

Article II of the Plan is hereby amended by inserting the following new Section 2.2A immediately following Section 2.2, to read as follows:

“2.2A Enrollment Pursuant to an Automatic Salary Reduction Agreement.

(1) The effective date of an Eligible Employee’s enrollment pursuant to an Automatic Salary Reduction Agreement as provided Section 2.2(2) shall be the first Enrollment Date that is as soon as administratively practicable after the end of the election period specified in the notice described in Section 2.2A(2). Notwithstanding any other provision of this Article II to the contrary, an Automatic Salary Reduction Agreement shall not become effective for any Eligible Employee who, within the election period specified in the notice described in Section 2.2A(2) and in accordance with the procedures established by the Administrative Committee, enters into a Salary Reduction Agreement with respect to his Base Compensation or makes an election not to have Before-Tax Contributions contributed to the Trust on his behalf with respect to his Base Compensation.

(2) At least 30 days (and not more than 90 days) before (a) the effective date of an Eligible Employee’s enrollment pursuant to an Automatic Salary Reduction Agreement and (b) the first day of each Plan Year (or at such other time or times as is required or permitted under applicable law), the Administrative Committee (or its delegate) shall provide each Employee of The Lincoln Electric Company, who is (or will become) an Eligible Employee, notice of his deemed enrollment pursuant to Sections 2.2(2) and 2.2A(1), which notification shall include the following: (i) the percentage of Before-Tax Contributions that will be made on his behalf under Section 3.1 with respect to his Base Compensation if an Automatic Salary Reduction Agreement goes into effect, (ii) his right to reject such deemed enrollment and enter into a Salary Reduction Agreement with respect to his Base Compensation within the period specified in the notice or to elect within the period specified in the notice not to have Before-Tax Contributions made on his behalf with respect to his Base Compensation, (iii) the Investment Fund in which such Before-Tax Contributions shall be invested in the absence of any investment election (which Investment Fund shall be a ‘qualified default investment alternative’ within the meaning of Department of Labor regulations), and (iv) such other information as may be required by applicable law.”

VII

Section 2.6(1) of the Plan is hereby amended in its entirety to read as follows:

“(1) Before-Tax Contributions. If a former Eligible Employee again becomes an Eligible Employee, he may again enroll as provided in Section 2.2(1) on the first Enrollment Date following the date he so again becomes an Eligible Employee by filing with the Administrative Committee at least 30 days (or such shorter period as the Committee shall determine) before such Enrollment Date an enrollment form prescribed in Section 2.2(1). A former Eligible Employee who again becomes an Eligible Employee and is employed by The Lincoln Electric

Company but has not enrolled for purposes of having his Employer make Before-Tax Contributions with respect to his Base Compensation pursuant to the preceding sentence shall be deemed to have enrolled pursuant to Section 2.2(2) and Section 2.2A. A former Employee who is not a former Eligible Employee may enroll as provided in Section 2.2(1) on the first Enrollment Date following the date he becomes an Eligible Employee pursuant to Section 2.1, or if he is employed by The Lincoln Electric Company and does not enroll for purposes of having his Employer make Before-Tax Contributions with respect to Base Compensation, he shall be deemed to have enrolled pursuant to Section 2.2(2) and Section 2.2A.”

VIII.

Section 3.1 of the Plan is hereby amended in its entirety to read as follows:

“3.1 Amount of Contributions.

(1) Upon enrollment pursuant to Section 2.2(1), a Member shall agree pursuant to a Salary Reduction Agreement to have his Employer make Before Tax Contributions for him to the Trust of (a) a specified percentage of between 1% and 80% of his Base Compensation (in 1% increments) through equal percentage pay period reductions and/or (b) a specified percentage of between 1% and 80% of his Bonus Compensation (in 1% increments) or a whole dollar amount of his Bonus Compensation (up to 80%) through payroll deduction.

(2) Upon enrollment pursuant to Sections 2.2(2) and 2.2A, a Member shall be deemed to have elected pursuant to an Automatic Salary Reduction Agreement to have his Employer make Before-Tax Contributions for him to the Trust in an amount equal to 4% of his Base Compensation through equal percentage pay period reductions.

(3) If a Member’s Before Tax Contributions must be reduced pursuant to Sections 3.5 through 3.8 or the requirements of applicable law, his Before Tax Contributions as so reduced shall be the maximum percentage of his Base Compensation and Bonus Compensation permitted by such Sections or law notwithstanding the foregoing provisions of this Section requiring that Before Tax Contributions be made in specified increments of his Base Compensation and Bonus Compensation.”

IX.

The first sentence of Section 3.3 of the Plan is hereby amended in its entirety to read as follows:

“The percentage designated, or deemed to have been designated, by a Member with respect to Base Compensation pursuant to Section 3.1 shall continue in effect, notwithstanding any changes in the Member’s Compensation.”

X.

Section 3.4 of the Plan is hereby amended by deleting the phrase “Sections 2.2 and 3.1” where it appears therein and substituting therefor the phrase “Sections 2.2(1) and 3.1”.

XI.

The first sentence of Section 3.11 of the Plan is hereby amended in its entirety to read as follows:

“All Members who have elected, or are deemed to have elected, to make Before-Tax Contributions to this Plan and who have attained age 50 before the end of a particular Plan Year shall be eligible to make catch-up contributions (the ‘Catch-Up Before-Tax Contributions’) in accordance with, and subject to the limitations of, section 414(v) of the Code; provided, however that Catch-Up Before-Tax Contributions shall not be eligible for Matching Employer Contributions under Section 4.1, and provided further that Catch-Up Before-Tax Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of section 401(a)(30) and 415(c) of the Code (i.e., Sections 3.6 and 4.9, respectively).”

XII.

The second sentence of Section 5.1(1) of the Plan is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, the Investment Committee shall direct the Trustee (a) to establish and maintain a Holdings Stock Fund as one of the Investment Funds, and (b) to establish and maintain self-directed investment accounts, subject to such rules and procedures as are established by the Investment Committee, (“Self-Directed Investment Accounts”) for each Member who so elects in accordance with Section 5.5, each of which Self-Directed Investment Accounts shall be considered an Investment Fund hereunder.”

XIII.

Section 5.5 of the Plan is hereby amended in its entirety to read as follows:

“5.5 Investment of Contributions. Each Member may, pursuant to rules and procedures adopted by the Administrative Committee, direct that Before-Tax Contributions, Rollover Contributions, Employer Contributions and ESOP Contributions made by or for him shall be invested in any or all of the Investment Funds (other than any Self-Directed Investment Account). An investment option selected by a Member shall remain in effect and be applicable to all subsequent such Contributions made by or for him unless and until an investment change is made by him and becomes effective pursuant to rules and procedures adopted by the Administrative Committee. Each Member may, pursuant to rules and procedures adopted by the Administrative Committee, make a change in the investment options selected by the Member with respect to amounts then held in his Account, including an election to transfer amounts then held in his Account into or out of a Self-Directed Investment Account; provided, however, that (1) no such transfer into a Self-Directed Investment Account will result in more than 50% of a Member’s Vested Interest being then held in a Self-Directed Investment Account, (2) only amounts attributable to a Member’s Vested Interest and no less than a minimum amount designated by the Investment Committee may be transferred to a Self-Directed Investment Account, and (3) a Self-Directed Investment Account may not invest in Holdings Stock or any other type of security or other property designated by the Investment Committee as an impermissible investment for a Self-Directed Investment Account. In the absence of an effective investment direction and/or an effective investment change, Before-Tax, Rollover, and Employer Contributions (other than Matching Employer Contributions) shall be invested in such Investment Fund or Funds (each of which shall be a ‘qualified default investment alternative’ within the meaning of Department of Labor regulations), and in such proportions, as is designated by the Investment Committee from time to time for such purpose, and Matching Employer Contributions and ESOP Contributions shall be invested in the Holdings Stock Fund (or in such other Investment Fund as the Investment

Committee shall designate for such purpose). To the extent not otherwise permitted by the preceding provisions of this Section, Members shall be permitted, pursuant to procedures established by the Administrative Committee, to diversify the investment of that portion of their Account held in the ESOP to the extent required by section 401(a)(28)(B) of the Code, provided that such members are ‘qualified participants’ within the meaning of section 401(a)(28) of the Code.”

XIV.

Section 6.1 of the Plan is hereby amended by deleting the current heading (“Vesting and Distributions”) and substituting therefor the heading “Distributions.”.

XV.

Section 6.7(1) of the Plan is hereby amended by deleting the phrase “Sections 2.2 and 3.1” where it appears in the last sentence thereof and substituting therefor the phrase “Sections 2.2(1) and 3.1”.

EXECUTED at Cleveland, Ohio this 22nd day of December, 2011.

THE LINCOLN ELECTRIC COMPANY

By	/s/ Gretchen Farrell
Title:	SVP, HR and Compliance